                                                                    EXHIBIT 99.1

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Trustees and Shareholders of Crown American Realty Trust:

We have audited the accompanying consolidated balance sheets of Crown American Realty Trust (a Maryland real estate investment trust) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December31, 2002. Our audits also included the financial statement schedules listed in the Index in Part IV of the Form 10-K. These consolidated financial statements and schedules are the responsibility of the management of Crown American Realty Trust. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crown American Realty Trust as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Notes 2 and 18 of the Notes to the Consolidated Financial Statements, in 2002 the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets." Also, as discussed in Notes 2 and 18 of the Notes to the Consolidated Financial Statements, on January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections". As discussed in
Note 5 of the Notes to the Consolidated Financial Statements, in 2001 the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

                                                           /s/ ERNST & YOUNG LLP


McLean, Virginia
March 28, 2003

Except for Note 18, as to which the date is June 9, 2003


                           CROWN AMERICAN REALTY TRUST

                      Consolidated Statements of Operations

                                                                                Year Ended December 31,

                                                                                -----------------------
                                                                         2002            2001           2000
                                                                         ----            ----           ----
                                                                       (in thousands, except per share data)
Rental operations:
   Revenues:
   Minimum rent                                                       $ 114,180       $ 110,639       $ 103,904
   Percentage rent                                                        6,650           6,980           7,982
   Property operating cost recoveries                                    36,976          34,666          35,479
   Temporary and promotional leasing                                     11,842          10,625          10,345
   Utility redistribution income                                         13,915          13,819          14,173
   Miscellaneous income                                                   2,441           1,874           1,303
                                                                      ---------       ---------       ---------
                                                                        186,004         178,603         173,186
                                                                      =========       =========       =========

Property operating costs:
   Recoverable operating costs                                           49,546          46,675          45,122
   Property administrative costs                                          3,410           2,696           2,546
   Other operating costs                                                  2,956           3,093           2,331
   Utility redistribution expense                                        10,844          10,413          10,574
   Depreciation and amortization                                         44,375          46,888          45,425
                                                                      ---------       ---------       ---------
                                                                        111,131         109,765         105,998
                                                                      =========       =========       =========
                                                                         74,873          68,838          67,188

Other expenses:
   General and administrative                                             6,822           5,393           5,093
   Restructuring costs                                                                                      369
   Interest, net                                                         50,736          52,702          54,306
   Loss on early extinguishment of debt                                   4,314                             243
                                                                      ---------       ---------       ---------
                                                                         61,872          58,095          60,011
                                                                      =========       =========       =========
                                                                         13,001          10,743           7,177

Property sales:
   Gain on sale of outparcel land                                           369             437             924
   Gain (loss) on asset sales                                                                              (224)
                                                                      ---------       ---------       ---------
                                                                            369             437             700

Minority interest in Operating Partnership                               (5,351)         (4,999)           (664)

Income from continuing operations                                         8,019           6,181           7,213

Discontinued operations:
   Loss from operations                                                    (729)           (975)         (1,234)
   Gain on asset sale                                                       425
                                                                      ---------       ---------       ---------
                                                                           (304)           (975)         (1,234)
                                                                      =========       =========       =========

Net income                                                                7,715           5,206           5,979
Dividends on preferred shares                                           (13,613)        (13,613)        (13,695)
Net loss allocable to common shares                                   $  (5,898)      $  (8,407)      $  (7,716)
Per common share information:
   Basic and Diluted EPS
      Loss from continuing operations before
         discontinued operations, net of
         preferred dividends                                          $   (0.19)      $   (0.28)      $   (0.25)
      Loss from discontinued operations                                   (0.01)          (0.04)          (0.04)
                                                                      ---------       ---------       ---------
      Net loss                                                        $   (0.20)      $   (0.32)      $   (0.29)
                                                                      =========       =========       =========
      Weighted average shares outstanding - basic and diluted (000)      29,480          26,208          26,208

        The accompanying notes are an integral part of these statements.

                           CROWN AMERICAN REALTY TRUST
                           Consolidated Balance Sheets

                                                                  December 31,
                                                                  ------------

                                                            2002                 2001
                                                            ----                 ----
                                                (in thousands, except share and per share data)
                                        Assets

Income-producing properties:
   Land                                                $   156,338          $   139,958
   Buildings and improvements                            1,072,366              988,250
   Deferred leasing and other charges                       43,038               42,909
                                                       -----------          -----------
                                                         1,271,742            1,171,117
                                                       ===========          ===========
   Accumulated depreciation and amortization              (481,284)            (441,640)
                                                           790,458              729,477

Minority interest in Operating Partnership                   3,265                3,303

Other Assets:
   Investment in joint venture                               3,114                3,705
   Cash and cash equivalents, unrestricted                  14,122               16,999
   Restricted cash and escrow deposits                       8,969                7,656
   Tenant and other receivables                             14,813               14,283
   Deferred charges and other assets                        19,384               19,369
   Assets from discontinued operations                      25,307               31,988
                                                       -----------          -----------
                                                       $   879,432          $   826,780
                                                       ===========          ===========

                         Liabilities and Shareholders' Equity
Liabilities:
   Debt on income-producing properties                 $   737,566          $   694,913
   Accounts payable and other liabilities                   44,569               40,362
   Liabilities from discontinued operations                 13,952               26,382
                                                       -----------          -----------
                                                           796,087              761,657
                                                       ===========          ===========

Commitments and contingencies
Shareholders' equity:
   Non-redeemable senior preferred shares,
      11.00% cumulative, $.01 par value,
      2,500,000 shares authorized and issued
      at both December 31, 2002 and 2001                        25                   25
   Common shares, par value $.01 per share,
      120,000,000 shares authorized, 33,572,694
     and 27,742,317 shares issued at December 31,
      2002 and 2001, respectively                              335                  277
   Additional paid-in capital                              365,247              317,450
   Accumulated deficit                                    (266,554)            (235,980)
                                                       -----------          -----------
                                                            99,053               81,772
                                                       ===========          ===========
   Less common shares held in treasury
      at cost, 1,534,398 shares at both
      December 31, 2002 and 2001                           (14,652)             (14,652)
   Less preferred shares held in treasury
      at cost, 25,000 shares at both
      December 31, 2002 and 2001                              (929)                (929)
   Accumulated other comprehensive loss                       (127)              (1,068)
                                                       -----------          -----------
                                                            83,345               65,123
                                                       ===========          ===========
                                                       $   879,432          $   826,780

        The accompanying notes are an integral part of these statements.

                           CROWN AMERICAN REALTY TRUST
                      Consolidated Statements of Cash Flows

                                                                                                Year Ended December 31,
                                                                                                -----------------------
                                                                                          2002            2001            2000
                                                                                          ----            ----            ----
                                                                                                    (in thousands)
Cash flows from operating activities:
   Net income                                                                         $   7,715       $   5,206       $   5,979
   Adjustments to reconcile net income to net cash
      provided by operating activities:
            Minority interest in Operating Partnership                                    5,351           4,999             664
            Equity earnings in joint venture                                               (452)           (344)           (210)
            Depreciation and amortization                                                47,605          50,043          51,508
            Operating loss from discontinued operations                                     729             975           1,234
            (Gain) loss on asset sales                                                     (425)                            (25)
            Loss on early extinguishment of debt                                          4,314                             243
            Restructuring costs                                                                                             369
            Net cash provided by discontinued operations                                    754           1,031             725
            Net changes in:
               Tenant and other receivables                                                (530)          2,832          (1,952)
               Restricted cash and escrow deposits                                         (592)            279              93
               Deferred charges and other assets                                         (2,069)           (907)          1,818
               Accounts payable and other liabilities                                     5,149           4,278          (2,160)
                                                                                      ---------       ---------       ---------
                  Net cash provided by operating activities                              67,549          68,392          58,286
                                                                                      =========       =========       =========

Cash flows from investing activities:
   Investment in income properties                                                      (14,423)        (23,128)        (45,607)
   Acquisitions of enclosed shopping malls                                              (90,583)
   Change in investing escrow deposits                                                     (255)            209           5,967
   Net proceeds from asset sales                                                          5,354                           4,670
   Distributions from joint venture                                                         674             694             472
   (Investments in) proceeds from asset sales related to discontinued operations            158            (257)          3,873
                                                                                      ---------       ---------       ---------
                  Net cash used in investing activities                                 (99,075)        (22,482)        (30,625)
                                                                                      =========       =========       =========

Cash flows from financing activities:
   Proceeds from issuance of debt, net of loan deposits and
      prepayment penalties                                                              144,154          16,918          63,916
   Cost of issuance of debt                                                              (1,353)            (79)         (2,159)
   Debt repayments                                                                     (106,097)        (16,923)        (42,490)
   Dividends and distributions paid on common shares and
      partnership units                                                                 (33,115)        (30,287)        (29,926)
   Dividends paid on senior preferred shares                                            (13,613)        (13,613)        (13,695)
   Net proceeds from common share issuance, exercise
      of stock options and under the Dividend Reinvestment Plan                          47,867
   Purchase of senior preferred shares held in treasury                                                                    (929)
   Cash flow support payments                                                             3,125           3,067           2,902
   Debt repaid on discontinued operations                                               (12,319)         (2,607)         (7,838)
                                                                                      ---------       ---------       ---------
               Net cash provided by (used in) financing activities                       28,649         (43,524)        (30,219)
                                                                                      =========       =========       =========
Net (decrease) increase in cash and cash equivalents                                     (2,877)          2,386          (2,558)
Cash and cash equivalents, beginning of year                                             16,999          14,613          17,171
Cash and cash equivalents, end of year                                                $  14,122       $  16,999       $  14,613

Supplemental Disclosures:
Interest paid                                                                         $  48,978       $  50,945       $  52,120
Interest cost capitalized                                                             $               $      38       $     839
Other comprehensive income (loss) - hedging activities                                $     941       $  (1,068)      $


      The accompanying notes are an integral part of these statements.

                           CROWN AMERICAN REALTY TRUST
                 Consolidated Statements of Shareholders' Equity

                                                                                                Senior     Accumulated
                                                                                  Common      Preferred       Other
  Common                              Senior          Additional                  Shares       Shares     Comprehensive
  Shares                            Preferred  Common   Paid-in    Accumulated    Held in      Held in        Income
Outstanding                           Shares   Shares   Capital       Deficit     Treasury     Treasury       (Loss)      Total
-----------                           ------   ------   -------       -------     --------     --------       ------      -----
(in thousands)                                                           (in thousands)
  26,208   Balance, December 31, 1999   $25     $277    $316,421     $(176,220)  $(14,652)         $            $         $(125,851)

           Preferred shares (25) purchased
             and held in treasury                                                                   (929)                      (929)
           Transfer in (out) of limited
             partner's interest in the
             Operating Partnership                           (57)                                                               (57)
           Capital contributions from
             Crown Investments Trust:
             Cash flow support                             1,111                                                              1,111
           Net income                                                    5,979                                                5,979
           Dividends paid or accrued:
             Preferred shares                                          (13,695)                                             (13,695)
             Common shares                                             (21,688)                                             (21,688)

  26,208   Balance, December 31, 2000    25      277     317,475      (205,624)   (14,652)          (929)                    96,572
           Comprehensive loss:
             Net income                                                  5,206                                                5,206
             Net loss on cash-flow
             hedging activities                                                                                  (1,068)     (1,068)
           Total comprehensive income                                    5,206                                   (1,068)      4,138
           Transfer in (out) of limited
             partner's interest in the
             Operating Partnership                           (25)                                                               (25)
           Dividends paid or accrued:
           Preferred shares                                            (13,613)                                             (13,613)
           Common shares                                               (21,949)                                             (21,949)

  26,208   Balance, December 31, 2001    25      277     317,450      (235,980)   (14,652)          (929)        (1,068)     65,123
           Comprehensive income:
           Net income                                                    7,715                                                7,715
           Net income on cash-flow
             hedging activities                                                                                     941         941
           Total comprehensive income                                    7,715                                      941       8,656

   5,830   Issuance of common shares              58      47,809                                                             47,867
           Transfer in (out) of limited
             partner's interest in the
             Operating Partnership                           (12)                                                               (12)
           Dividends paid or accrued:
             Preferred shares                                          (13,613)                                             (13,613)
             Common shares                                             (24,676)                                             (24,676)

  32,038   Balance, December 31, 2002   $25     $335    $365,247     $(266,554)  $(14,652)         $(929)       $  (127)  $  83,345

        The accompanying notes are an integral part of these statements.

                           CROWN AMERICAN REALTY TRUST
                   Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION, NATURE OF OPERATIONS, AND BASIS OF PRESENTATION

Organization

Crown American Realty Trust (the "Company") was formed on May 14, 1993 as a Maryland real estate investment trust (a "REIT") to acquire and operate substantially all of the enclosed shopping mall properties and two office buildings (the "Initial Properties") owned by Crown American Associates ("Crown Associates"), formerly Crown American Corporation. Crown Associates is a wholly-owned subsidiary of Crown Holding Company ("Crown Holding"), which is controlled by Mark Pasquerilla, Chairman of the Board of Trustees and CEO of the Company. Crown Associates, which was founded in 1950, was engaged principally in the development, acquisition, ownership and management of enclosed shopping malls and, to a lesser extent, strip shopping centers, hotels and office buildings. The Company raised approximately $405 million in equity through an initial public offering of approximately 25.5 million shares, which occurred on August 17, 1993, and used the proceeds to purchase an initial 78.00% general partnership interest in Crown American Properties, L.P. (the "Operating Partnership"), a partnership which was formed just prior to consummation of the offering to own and operate the Initial Properties. These proceeds, along with new borrowings, were used by the Operating Partnership to retire debt related to the Initial Properties.

Simultaneously with the public offering, Crown Associates and an affiliate transferred the Initial Properties and the management operations into either the Company, the Operating Partnership, or Crown American Financing Partnership (the "Financing Partnership").

The limited partnership interest in the Operating Partnership and the 1.6 million shares in the Company received for two malls transferred in 1993 are currently held by Crown Investments Trust ("Crown Investments") and by Crown American Investment Company (a subsidiary of Crown Investments). Crown Investments is a wholly-owned indirect subsidiary of Crown Holding. While the Company, as general partner, has broad rights and authority to conduct the business, the Operating Partnership agreement provides that the consent of Crown Investments is required for certain actions, including among others, merger, consolidation, dissolution, liquidation, or sale of all or substantially all of the assets of the Operating Partnership.

As described in Note 6 to the Consolidated Financial Statements, in July 1997 the Company completed an offering of 2,500,000 11.00% non-convertible senior preferred shares at an initial public offering price of $50.00 per share.

As described in Note 15 to the Consolidated Financial Statements, in June 2002 the Company completed a public offering of 5,750,000 of its common shares of beneficial interest at a public offering price of $8.75 per share.

As described in Note 18 to the Consolidated Financial Statements, on May 13, 2003 the Company entered into an agreement to merge with Pennsylvania Real Estate Investment Trust ("PREIT").

Nature of Operations

The Company operates in one business segment - real estate. The Company provides leasing, management, acquisition, development, construction and tenant-related services for its portfolio. The Company does not have any foreign operations. The Company evaluates performance based upon net operating income from the combined properties in the segment.

The Company's revenues are primarily derived under real estate leases with national, regional and local department store and other specialty retailers. Approximately 58% of the Company's revenues were derived from malls located in Pennsylvania. The Company's top five tenants in terms of 2002 total revenues are as follows:

                                      Percent of Total Revenues
                                      -------------------------

                                            2002      2001
                                            ----      ----

           Sears Roebuck and Co.            4.9%      5.3%

           J C Penney, Inc.                 4.1%      4.2%

           The Limited                      3.8%      4.5%

           Gap, Inc.                        3.0%      3.3%

           The Bon-Ton Stores, Inc.         2.8%      3.0%

The properties owned by the Company through the Operating Partnership and its subsidiaries (the "Properties") currently consist of: (1) 27 wholly-owned enclosed shopping malls, including Oak Ridge Mall sold on March 31, 2003 as described in Note 18, (and adjacent outparcels and strip centers at certain of the enclosed malls) located in Pennsylvania, New Jersey, Maryland, Tennessee, North Carolina, West Virginia, Virginia, Alabama, Wisconsin and Georgia, (2) a 50% general partnership interest in Palmer Park Mall Venture, which owns Palmer Park Mall located in Easton, Pennsylvania, (3) Pasquerilla Plaza, an office building in Johnstown, Pennsylvania, which serves as the headquarters of the Company and is partially leased to other parties, and (4) a parcel of land and building improvements located in Pennsylvania (with a purchase option) sub-leased to a department store chain ("the Anchor Pad"). The Company also owns approximately 67 acres of land in the vicinity of certain of the mall properties, which are held for development, ground lease, or sale to third parties.

As the owner of real estate, the Company is subject to risks arising in connection with the underlying real estate, including defaults under or non-renewal of tenant leases, tenant bankruptcies, competition, inability to rent unleased space, failure to generate sufficient income to meet operating expenses, as well as debt service, capital expenditures and tenant improvements, environmental matters, financing availability and changes in real estate and zoning laws. The success of the Company also depends upon certain key personnel, the Company's ability to maintain its qualification as a REIT, compliance with the terms and conditions of debt instruments, and trends in the national and local economy, including interest rates, income tax laws, governmental regulations and legislation, and population trends.

Basis of Presentation

The accompanying consolidated financial statements of the Company include all accounts of the Company, its wholly-owned subsidiaries, and its majority-owned subsidiary, the Operating Partnership and its subsidiaries. All significant intercompany amounts have been eliminated. Other than its ownership interests in its subsidiaries, the Company owns no other assets and has no other business activities.

The Company is the sole general partner in the Operating Partnership, and at December 31, 2002 the Company held 100% of the preferred partnership interests (see Note 6 to the Consolidated Financial Statements) and 76.29% of the common partnership interests. As of December 31, 2002, the Operating Partnership directly owns six malls, including Oak Ridge Mall, the 50% joint venture interest in Palmer Park Mall, Pasquerilla Plaza, and the Anchor Pad. All remaining properties are owned by eight partnerships and limited liability companies that are either 99.5% or 100.0% owned by the Operating Partnership; the remaining 0.5% interests in these second-tier entities are owned by the Company through various wholly-owned subsidiaries. The Operating Partnership owns 100% of Crown American Services Corporation formed in 2002 as a taxable REIT subsidiary to provide labor and other services to the Operating Partnership with respect to certain operating activities. The Operating Partnership also owns 100% of Crown American GC, Inc. formed in 2001 as a taxable REIT subsidiary to sell gift certificates to shoppers at properties owned by the Company. Only the Operating Partnership and Crown American Services Corporation have paid employees. The Operating Partnership manages all properties except the Palmer Park Mall and the Anchor Pad, and also manages other properties for third party owners and provides construction management and other services for third parties.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Some of these estimates and assumptions include judgments on income producing properties, revenue recognition, estimates for income recoveries of common area maintenance and real estate taxes, provisions for uncollectible revenues, losses under the Company's self-insurance program, and the treatment of certain costs as capital or expense. The Company's significant accounting policies are described in more detail in Note 2 to the Consolidated Financial Statements.

As described in Notes 2 and 18 to the Consolidated Financial Statements, the financial statements for 2002 and 2000, as originally filed on Form 10-K for the year ended December 31, 2002, have been reclassified in 2003 to present losses on early extinguishment of debt in those years from extraordinary items to income from continuing operations, as required by SFAS No. 145 "Recession of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". As described in Note 14 to the Consolidated Financial Statements, the financial statements for 2000 and 2001 were reclassified in 2002 to present Carlisle Plaza Mall, which was sold in 2002, as discontinued operations in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long Lived Assets." As described in Note 18 to the Consolidated Financial Statements, the financial statements for 2000, 2001 and 2002, as originally filed on Form 10K for the year ended December 31, 2002, have been reclassified in 2003 in this amendment to Form 10-K to present Oak Ridge Mall, which was sold on March 31, 2003, as discontinued operations in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long Lived Assets."

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Income-Producing Properties

Income-producing properties are recorded at cost net of depreciation, adjusted for impairment. With respect to assets held for the long-term production of income, the Company assesses impairment based on whether the estimated future net cash flows expected to be generated by the asset (undiscounted and without interest) is in excess of the net book value of the asset. If a property held for long term production of income is impaired, its basis is adjusted to fair value. With respect to assets held for sale, the Company assesses impairment based on whether the net realizable value (estimated fair value sales price less direct cost to sell) is in excess of the net book value of the asset. If a property held for sale is impaired, its net book value is adjusted to fair value less estimated direct cost to sell. The Company assesses impairment of assets held for long-term production of income at the property or mall level, where a separately identifiable cash flow stream exists.

Substantially all of the income-producing properties have been pledged to secure the Company's currently outstanding debt and lines of credit.

Depreciation on buildings and improvements is provided on individual components, using the straight-line method over estimated useful lives of 10 to 45 years resulting in an average composite life of approximately 30 years. Depreciation on tenant improvements and deferred leasing costs is provided using the straight-line method over the initial term of the related leases. Unamortized balances of tenant improvement costs and deferred leasing costs are fully written off as additional amortization expense in the period in which a tenant vacates or terminates its lease.

Capitalized Real Estate Costs, Lease Acquisition Costs, and Improvements and Replacements

Costs related to the development, construction and improvement of income-producing properties are capitalized in accordance with SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" ("SFAS 67"). Costs include direct construction costs, tenant improvement costs and allowances, and indirect costs including interest during the construction periods and allocated internal costs pursuant to SFAS 67. Internal and external costs incurred to obtain signed permanent leases (in excess of one year duration) are capitalized based on the estimated actual costs (see Note 7 to the Consolidated Financial Statements). Internal and external costs incurred on leases that do not get signed are expensed.

Certain improvements and replacements to income-producing properties are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. All other repair and maintenance items are expensed as incurred. Total expensed repairs and maintenance costs were $10.8 million, $10.7 million, and $10.6 million for the years ended December 31, 2002, 2001, and 2000, respectively. Capitalized improvements and replacements, including tenant improvements and allowances, were $14.4 million, $23.1 million and $45.6 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Revenue Recognition

The Company, as a lessor, has retained substantially all of the risks and benefits of ownership and accounts for its tenant leases as operating leases under SFAS 13, "Accounting for Leases". Minimum rents are recognized on a straight-line basis over the initial term of the related lease. Property operating cost recoveries from tenants of common area maintenance, real estate taxes, and other recoverable costs are recognized in the period the qualifying costs and expenses are incurred. These recoveries also include certain capital expenditures that are recovered from the tenants in the period the depreciation is recognized. Percentage rent is recognized at the point in time a specific tenant's sales breakpoint is achieved. Lease termination fees received from tenants are recognized as income in the period received.

Reserves have been established for estimated uncollectible receivables related to billed minimum rents, billed and accrued percentage rents and cost recovery income, and accrued straight-line rent receivables. These receivables may become uncollectible primarily due to tenant bankruptcies or early terminations. These reserves in the aggregate were $2.3 million and $2.1 million at December 31, 2002 and 2001, respectively.

Interest and Financing Costs

Interest costs are capitalized related to income-producing properties under construction, to the extent such assets qualify for capitalization. Total interest capitalized was zero in 2002, $0.04 million in 2001 and $0.8 million in 2000. Interest expense includes amortization of deferred financing costs related to completed financings (see Note 3 to the Consolidated Financial Statements) and is net of miscellaneous interest income on cash and escrow deposit balances aggregating $0.4 million, $ 0.8 million, and $1.2 million, for the years ended December 31, 2002, 2001, and 2000, respectively. Deferred financing costs are based on actual costs incurred in obtaining the financing and are amortized as part of interest expense over the term of the related debt instrument. Costs incurred for financings which are not completed are expensed as part of interest costs. Unamortized financing costs related to debt that is extinguished early are written off as an extraordinary item.

Investment in Joint Venture

The Company's 50% joint venture investment in Palmer Park Mall Venture, which owns Palmer Park Mall (not managed by the Company), is accounted for under the equity method. The Company's 50% share of the joint venture's net income is reflected in miscellaneous income in the period earned and distributions received from the joint venture are reflected as a reduction in the carrying amount of the investment. The investment amount in excess of the underlying net assets, net of accumulated amortization, is $2.8 million at December 31, 2002, with a remaining amortization period of approximately 8 years. Amortization expense was $0.4 million in each of the three years ended December 31, 2002. The Company has certain limited guarantees related to its $9.3 million share of the $18.6 million in mortgage debt owed by Palmer Park Mall Venture.

Minority Interest

Minority interest represents the common ownership interests in the Operating Partnership held by Crown Investments and its subsidiary. At December 31, 2002 Crown Investments and its subsidiary owned 9,956,398 common partnership units, or a 23.71% common partnership interest. Crown American Realty Trust owns the remaining 76.29%. The minority interest balance, as reflected in the Company's consolidated financial statements, is adjusted each year for Crown Investments' and its subsidiary's proportionate share of net income (loss) of the Operating Partnership (after deducting preferred unit distributions), common partnership unit distributions, and additional capital contributions. Primarily because the distributions on common partnership units have been larger than the Operating Partnership's income (loss) after preferred unit distributions, the minority interest account on the consolidated balance sheets has been declining each year. The balance was reduced below zero in the second quarter of 2000. Under GAAP, when the minority partner's share of the Operating Partnership's net income (loss) and the minority partner's cash distributions and capital contributions, would cause the minority interest balance to be less than zero, such balance must be reported at zero unless there is an obligation of the minority partner to reimburse the Operating Partnership for such excess amounts. The Support Agreement provides for such obligation by the minority partner in the form of cash flow support payments. (See Note 8 to the Consolidated Financial Statements.) Accordingly, since the minority interest account was reduced below zero, and there was an obligation of the minority partner to make additional cash contributions to the Operating Partnership, the minority interest balance at December 31, 2002 was shown on the Consolidated Balance Sheet as an asset. This asset balance at December 31, 2002 was limited to $3.3 million, the estimated amount of cash flow support to be received over the next twelve months. As a result of the amendments to the Support Agreement made during the first and second quarters of 2003 which reduced the minority partner's obligation under the Support Agreement, as described in Note 18 to the Consolidated Financial Statements, the minority interest amount was reduced to $0.5 million in the first quarter of 2003, and reduced to zero in the second quarter of 2003. An additional amount of $5.5 million, representing the excess losses and distributions over and above the cash flow support, has been absorbed by the Company in its share of loss from the Operating Partnership for the year ended December 31, 2002. On a cumulative basis, $14.1 million of such losses have been absorbed by the Company, through December31, 2002.

Cash and Cash Equivalents

Cash and cash equivalents includes all unrestricted cash and cash equivalent investments with original maturities of three months or less.

Income Taxes

The Company elected to be taxed as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986 (the "Code"), commencing with its first taxable year ended December 31, 1993, and intends to conduct its operations so as to continue to qualify as a REIT under the Code. As a REIT, the Company generally will not be subject to Federal or state income tax on its net income that it currently distributes to shareholders. Qualification and taxation as a REIT depends on the Company's ability to meet certain dividend distribution tests, share ownership requirements, and various qualification tests prescribed in the Code.

During 2001 and 2002, two taxable REIT subsidiaries were formed to conduct certain business activities. A Taxable REIT subsidiary is subject to federal and state income taxes on its net taxable income. The amount of net taxable income and related income taxes from the Company's two taxable REIT subsidiaries was insignificant during 2001 and 2002.

The Company's consolidated taxable income (before the dividends paid deduction) for the years ended December31, 2002, 2001, and 2000, was approximately $10.4 million, $16.2 million, and $8.7 million, respectively. These amounts differ significantly from net income (loss) as reported in the Company's consolidated financial statements for the same periods. In order to maintain REIT status, the Company must distribute to its common and preferred shareholders at least 90% of its taxable income in the form of deductible dividends (had been 95% for years 2000 and earlier). This required distribution is significantly less than the amounts actually distributed each year since 1993 when the Company elected REIT status.

If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal and state income taxes (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income.

The annual amount and the federal tax treatment of dividends paid on common shares were as follows:

                                  Total Paid        Current       Non-Taxable
                                  Per Common        Taxable        Return of
                                     Share         Dividends        Capital

Year ended December 21, 2002        $0.8475           0%             100%

Year ended December 31, 2001        $0.8375          30%              70%

Year ended December 31, 2000        $0.8275           0%             100%

During the years ended December 31, 2002, 2001, and 2000, the Company paid dividends of $5.50 per preferred share. The 2002 preferred dividends were 95% taxable income and 5% return of capital, the 2001 preferred dividends were 100% taxable income and 0% return of capital, and the 2000 preferred dividends were 80% taxable income and 20% return of capital.

Net Income (Loss) Per Share

During 1997 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Under SFAS 128, basic income (loss) per common share is computed by dividing net income (loss) applicable to common shares, as shown in the Consolidated Statements of Operations, by the weighted average number of common shares outstanding for the year. Diluted income (loss) per share is computed the same way except that the weighted average number of common shares outstanding is increased, using the treasury stock method, for the assumed exercise of options under the Company's share incentive plans. Because no anti-dilution is permitted under SFAS 128, diluted and basic loss per common share are identical in each year ended December 31, 2002, 2001, and 2000.

The number of outstanding options to purchase common shares for which the option exercise prices exceeded the average market price of the common shares aggregated approximately 56,000, 569,000, and 941,000, for the years ended December 31, 2002, 2001, and 2000, respectively. These options were excluded from the computation of diluted earnings per share under the treasury stock method.

The calculation of diluted earnings per share for 2002, 2001, and 2000 would have included approximately 311,000 shares, 133,000 shares, and 16,000 shares, respectively, for the assumed exercise of options under the Company's share incentive plans, except that no anti-dilution is permitted under SFAS No. 128.

New Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. SFAS 144 retains many of the fundamental provisions of SFAS 121, but resolves certain implementation issues associated with that Statement. The Company adopted the provisions of SFAS 144 during the third quarter of fiscal 2001 and applied its provisions to the sale of Carlisle Plaza Mall as further described in Note 14 to the Consolidated Financial Statements herein and to the sale of Oak Ridge Mall to Crown Investments, as described in
Note 18 to the Consolidated Financial Statements.

See Note 18 to the Consolidated Financial Statements concerning the Company's adoption effective January 1, 2003 of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections."

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", ("SFAS 146") which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Among other provisions, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF Issue 94-3 and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred which can differ from the commitment date of the plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS 146 beginning January 1, 2003 and believes that the implementation of this Statement will not have a material impact on the Company's results of operations or financial position.

The Company adopted the disclosure provisions of FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," in the fourth quarter of 2002. The Company adopted the initial recognition and initial measurement provisions on a prospective basis for all guarantees issued or modified after December 31, 2002. Under FIN 45, at the inception of guarantees issued after December 31, 2002, the fair value of the guarantee is recorded as a liability, with the offsetting entry recorded based on the circumstances in which the guarantee was issued. Fundings under the guarantee are accounted for as a reduction of the liability. After funding has ceased, the remaining liability is recognized in the income statement on a straight-line basis over the remaining term of the guarantee. Adoption of FIN 45 will have no impact to the Company's financial statements through December 31, 2002 as existing guarantees are not subject to the measurement provisions of FIN 45. The impact on financial statements after December 31, 2002 will depend on the nature and extent of issued guarantees but is not expected to have a material impact to the Company. (See Note 5 to the Consolidated Financial Statements.)

FIN 46, "Consolidation of Variable Interest Entities," is effective for all enterprises with variable interests in variable interest entities created after January 31, 2003. FIN 46 provisions must be applied to variable interests in variable interest entities created before February 1, 2003 from the beginning of the third quarter of 2003. If an entity is determined to be a variable interest entity, it must be consolidated by the enterprise that absorbs the majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if the occur, or both. Where it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity, the enterprise must disclose the nature, purpose, size and activity of the variable interest entity and the enterprise's maximum exposure to loss as a result of its involvement with the variable interest entity in all financial statements issued after January 31, 2003. The Company does not believe that the adoption of FIN 46 will result in consolidation of any previously unconsolidated entities. The adoption of FIN 46 may result in additional disclosures which are not expected to be significant.

NOTE 3 - DEFERRED CHARGES AND OTHER ASSETS

Deferred charges, net of amortization, and other assets are summarized as follows (in thousands):

                                                    December 31,   December 31,
                                                       2002            2001
                                                    ------------   ------------
Deferred financing costs                              $ 6,786        $ 7,372

Prepaid expenses and miscellaneous receivables          5,681          5,075

Furniture, fixtures, equipment, and other               6,917          6,922
                                                      -------        -------
                                                      $19,384        $19,369
                                                      =======        =======

Deferred Financing Costs

Deferred financing costs, net of accumulated amortization, at December 31, 2002, consists of approximately $3.1 million related to the $465 million mortgage debt refinancing with General Electric Capital Corporation ("GECC") in August 1998, approximately $1.9 million related to the GECC line of credit entered into in 1997 and the modifications and expansions thereto in 1999 and 2000, and $1.8 million for other debt. Amortization of deferred financing costs was $1.8 million, $1.7 million, and $2.2 million for the years ended December 31, 2002, 2001, and 2000, respectively. Deferred financing costs written off as part of losses on early extinguishment of debt were $0.2 million, $0.0 million, and $0.2 million for the years ended December 31, 2002, 2001, and 2000, respectively. Deferred financing costs incurred and capitalized were $1.5 million, $0.1 million, and $2.2 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Deferred Operating Covenant Costs

During 1991 and 1992, approximately $27 million was paid to three anchor tenants with respect to leases at ten of the malls in order to obtain operating covenants (a covenant requiring the anchor, among other things, to maintain operations in certain of the Properties for the duration of the lease period) and to extend the terms of their leases. These costs were capitalized and were amortized over the life of the operating covenants with the amortization recorded as a reduction of minimum rent. Amortization was $2.6 million for the year ended December 31, 2000, and as of December 31, 2000, these deferred costs were fully amortized.

In addition, one of these tenants has exercised its option to require the Company to expand and renovate certain of the leased premises, at the Company's expense, and to reimburse the tenant for fixtures allowances, which together aggregated approximately $9.0 million. All of these costs had been incurred by 2000 and are capitalized in the consolidated financial statements and are being amortized over the expected lives of the assets.

NOTE 4 - RESTRUCTURING COSTS

During the first and third quarters of 1999 and the first quarter of 2000, the Company recorded restructuring charges of $1.0 million, $1.2 million, and $0.4 million, respectively, related to severance and related costs for employees affected by three reductions in the number of corporate office staff together with reductions in other corporate office-related expenses. The restructurings involved approximately forty-seven home office employees whose positions were terminated and who represented a cross-section of management, clerical, and secretarial employees.

NOTE 5 - DEBT ON INCOME-PRODUCING PROPERTIES

Debt on income-producing properties consisted of the following (in thousands):

                            December 31, 2002      December 31, 2001
                            -----------------      -----------------

GECC Mortgage Loan               $450,422              $457,195

Permanent loans                   163,116                87,690

Secured lines of credit           124,028               150,028
                                 --------              --------
                                 $737,566              $694,913
                                 ========              ========

GECC Mortgage Loan

On August 28, 1998, the Company closed a $465 million 10-year mortgage loan with GECC. The gross proceeds from this loan (the "GECC Mortgage Loan") were primarily used to refinance the $280.6 million remaining balance of the Kidder Mortgage Loans, which were originated at the time of the Company's initial public offering, a $110.0 million interim mortgage, and a $30.0 million secured term loan. The GECC Mortgage Loan has a fixed stated interest rate of 7.43% and is secured by cross-collateralized mortgages on 15 of the malls owned by separate special purpose partnerships (see below). The loan provided for payment of interest only during the first two years and interest and principal amortization, based on 25 year amortization, during the last eight years. Crown Investments has guaranteed $250 million of the GECC Mortgage Loan.

Permanent Loans

At December 31, 2002, permanent loans consisted of six loans secured by six properties held by the Operating Partnership or its subsidiaries, as follows:
(1) a $27.6 million mortgage loan secured by Schuylkill Mall due December 2008 with a fixed interest rate of 7.25%, (2) a $13.7 million mortgage loan secured by Crossroads Mall due July 2008 with a fixed interest rate of 7.39% (3) a $53.3 million mortgage loan secured by Capital City Mall due January 2012 with a fixed interest rate of 7.61%, (4) a $1.5 million Urban Development Action Grant ("UDAG") loan secured by the Company's headquarters office building due October 2006 with 0% interest, (5) a $37.0 million mortgage loan secured by Valley View Mall due October 2009 with a fixed interest rate of 6.15%, and (6) a $30.0 million mortgage loan secured by Wiregrass Commons Mall due November 2005 (excludes two one-year extensions that may be available) with a variable interest rate of LIBOR plus 2.0%. All the loans except the loans on Capital City Mall, Valley View Mall, and Crossroads Mall are fully guaranteed by either the Company or the Operating Partnership.

The proceeds from the $53.3 million loan on Capital City Mall, which closed in January 2002, were used to repay $42.5 million on the former mortgage loan (included a $4.1 prepayment penalty) and $1.7 million of loan closing costs and various loan reserves. The $4.1 million prepayment penalty together with $0.2 million of unamortized deferred financing costs on the previous loan were recorded as a loss on early extinguishment of debt in the Company's Consolidated Statement of Operations.

On November 7, 2002, the Company and its lender executed agreements to extend and modify the terms of its mortgage loan on Schuylkill Mall, Frackville, PA. Under the previous terms, the loan bore interest at a fixed rate of 8.375%, the annual debt service payment was $3.62 million, and the loan matured on December 1, 2004. The new terms, effective November 1, 2002, include interest at a fixed rate of 7.25%, annual debt service of $3.32 million and a maturity date of December 1, 2008. In connection with this extension and modification of terms, the Company made a cash payment of $5.0 million to reduce the principal balance from $32.9 million to $27.9 million. The loan was and remains fully guaranteed by the Operating Partnership.

At December 31, 2002 and 2001, $13.6 million and $15.5 million, respectively, of mortgage debt on Oak Ridge Mall was outstanding. This debt was reclassified to "Liabilities from discontinued operations" in the current financial statements as a result of the sale on March 31, 2003. This loan was paid off on March 31, 2003 in connection with the sale, primarily using funds drawn from the Company's line of credit.

Secured Lines of Credit

In September 2000 the Company executed a three-year extension and other modifications to its secured revolving credit facility with GECC. The maturity date on the line was extended from November17, 2001 to November 17, 2004. The interest rate on the loan was reduced from LIBOR plus 2.95% to LIBOR plus 2.25%. The maximum potential availability under the line was increased from the former maximum amount of $150 million to $175 million due to the addition of Washington Crown Center to the collateral base in the fourth quarter of 2000. Actual availability under the line is based on the level of operating income generated at the six properties; at December 31, 2002, total borrowing capacity was approximately $155.3 million. The revolving credit facility is currently secured by cross-collateralized mortgages on six of the Company's enclosed malls. The facility also includes pre-defined release provisions should the Company sell certain of the malls to third parties. The facility currently is prepayable, subject to an exit fee of approximately $0.8 million, which has been accrued in deferred financing costs and is being amortized over the loan term. Borrowings under this credit facility totaled $124.0 million at December 31, 2002.

In addition to the above facility, the Company has a $6.0 million line with a bank secured by a mortgage on Pasquerilla Plaza, the Company's headquarters office building, bearing interest at LIBOR plus 2.25%. The maturity date on this line has been extended to April 30, 2004. There were no borrowings outstanding under this line as of December 31, 2002.

Covenants and Restrictions

Some of the above loans and lines of credit contain certain financial covenants and other restrictions, including limitations on the ratios, as defined, of total Company debt to EBITDA, EBITDA to fixed charges, and floating rate debt to total debt; the failure to observe such covenants would constitute events of default under the loans and if not cured by the Company would give the lenders additional rights, including to receive all cash flows from the properties or to require the loan(s) to be repaid immediately. The Company was in compliance with all loan covenants as of and during the year ended December 31, 2002 and through the date hereof. There are ongoing requirements under the GECC Mortgage Loan, the GECC line of credit, the $53.3 million loan on Capital City Mall, and the $37.0 million loan for Valley View Mall to have insurance policies in place with insurance companies that have certain minimum credit ratings, as defined in the respective loan agreements. Two of the major insurance carriers used by the Company, for general liability, workers' compensation, automobile, excess liability and property coverage, had been down-graded by certain rating agencies. On March 6, 2002, the lenders approved the continued use of these insurance carriers provided no further rating downgrades occur. In September 2002, the major insurance carrier for general liability coverage was replaced with an insurance company that exceeded the minimum credit ratings as required in the loan documents. In October 2002, two rating agencies further down-graded the remaining insurance carrier and, as of November 12, 2002, all lenders had approved the continued use of this insurance carrier until the April 2003 (property) and September 2003 (workers' compensation, automobile and excess liability) policy renewal dates. Following an expansive marketing effort, management made the decision to renew property coverage with the existing carrier and as of March3, 2003, all lenders had approved the continuation of property insurance coverage with the downgraded insurance company, provided no further rating downgrades occur, until the time of the next annual policy renewal period in April 2004. The Company has not yet determined what insurance company to use for workers' compensation, automobile and excess liability coverage when those policies renew in September 2003. If further rating downgrades were to occur in the future, the Company may be required to replace the insurance coverage prior to the scheduled renewal dates in September 2003 (workers' compensation, automobile and excess liability) and April 2004 (property). While management believes that it would be able to replace the downgraded insurance company as part of the normal renewal cycles in September 2003 and April 2004, or sooner if so required due to any future rating downgrades if not waived by lenders, there is no assurance it can do so, because future conditions may prevent the Company from securing such insurance. In addition, the premiums paid may increase significantly from those paid under current insurance policies.

Twenty-one of the Company's malls are owned or ground leased by special purpose consolidated subsidiaries of the Company. The sole business purpose of the special purpose subsidiaries, as an ongoing covenant under the related loan agreements, is the ownership and operation of the properties. The mortgaged malls and related assets owned by these special purpose subsidiaries are restricted under the loan agreements for the payment of the related mortgage loans and are not available to pay other debts of the consolidated Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after debt service and reserve payments are made are available for the general use of the Company.

Interest Rates and Swap Agreements

The GECC Mortgage Loan and five of the permanent loans with an aggregate principal balance of $618.5 million at December 31, 2002 have fixed interest rates ranging from 6.15% to 7.61% (excluding the UDAG loan which is interest free). The weighted average interest rate on this fixed-rate debt at December 31, 2002 and 2001 was 7.42% and 7.56%, respectively. The weighted average interest rate during the years ended December 31, 2002, 2001, and 2000 was 7.52%, 7.60%, and 7.60%, respectively. All of the remaining loans with an aggregate principal balance of $119.0 million at December31, 2002 have variable interest rates based on spreads ranging from 2.00% to 2.25% above 30 day LIBOR. The weighted average interest rate on the variable rate debt at December31, 2002, 2001, and 2000 was 3.61%, 4.18%, and 7.85%, respectively. The weighted average interest rate on the variable rate debt during the years ended December 31, 2002, 2001, and 2000 was 3.94%, 6.39%, and 7.86%, respectively. For purposes of determining the amounts of fixed and variable rate debt and the related interest rate disclosures, the $35.0 million of variable rate debt that was in effect converted to fixed rate debt by the interest rate swaps described in the following paragraph was considered to be fixed rate debt for the periods of time the swap agreements were in effect.

In the first quarter of 2001, the Company entered into swap agreements on a notional amount of $35 million of the Company's floating rate debt. The effective LIBOR swap rate on the two agreements is 5.197% and their terms expired on February 1, 2003. The Company had designated this transaction as a cash flow hedge of a floating-rate liability and applied the guidance set forth in Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" to the swap agreements. The fair value of these transactions is recorded in the balance sheet, with the offset to Accumulated Other Comprehensive Loss. As of December 31, 2002, there was a cumulative mark to market loss on the swap agreements of $0.1 million which has been reflected in accounts payable and other liabilities, and in accumulated other comprehensive loss.

Debt Maturities

As of December 31, 2002, the scheduled principal payments on all debt are as follows (in thousands).

Year Ending
December 31,
------------
2003                      $  9,218

2004                       134,572

2005                        41,769

2006                        12,546

2007                        13,193

Thereafter                 526,268
                          --------

                          $737,566
                          ========

NOTE 6 - PREFERRED SHARE OFFERING AND TREASURY SHARES

The Company completed an offering of 2,500,000 11.00% non-convertible senior preferred shares on July3, 1997. The initial offering price was $50.00 per share. The preferred shares are non-callable by the Company until July 31, 2007. On or after July 31, 2007, the Company, at its option, may redeem the preferred shares for cash at the redemption price per share set forth below:

                                       Redemption
                                         Price
Redemption Period                      Per Share
-----------------                      ---------

July 31, 2007 through July 30, 2009      $52.50

July 31, 2009 through July 30, 2010      $51.50

On or after July 31, 2010                $50.00

The net proceeds from the offering were $118.7 million after underwriter's commission and other offering expenses. The net proceeds were contributed by the Company to the Operating Partnership in exchange for 2,500,000 preferred Partnership Units. The terms of the preferred partnership units generally parallel those of the Company's preferred shares as to distributions and redemption rights. In turn, the Operating Partnership used the proceeds received from the Company primarily to repay $58.3 million of debt, to repurchase $12.2 million of common shares held in treasury under a common share repurchase program approved by the Board of Trustees, and to acquire Valley Mall for $32.0 million in November 1997.

As stipulated in the Prospectus Supplement, additional dividends shall be paid quarterly to the holders of the preferred shares if the Company's total debt (as defined) exceeds the product of 6.50 times EBITDA, as defined, (the "Leverage Ratio") without the consent of the holders of at least 50% of the preferred shares outstanding at the time. The Leverage Ratio was 5.91 to 1 as of December 31, 2002. If required to be paid, additional dividends will be for an amount per preferred share equal to 0.25% of the Preferred Liquidation Preference Amount (defined below) on an annualized basis for the first quarter with respect to which an additional dividend is due. For each quarter thereafter that the Company continues to exceed the permitted Leverage Ratio, the additional dividend will increase by an amount per preferred share equal to an additional 0.25% of the Preferred Liquidation Preference Amount on an annualized basis. However, the maximum total dividend on the preferred shares, including any additional dividends, will not at any time exceed 13.00% of the Preferred Liquidation Preference Amount per annum. The Preferred Liquidation Preference Amount is equal to the sum of $50.00 per share plus an amount equal to any accrued and unpaid dividends thereon (including any additional dividends) and whether or not earned or declared to the date of payment.

From time to time the Company's Board of Trustees has authorized the Company to make open market purchases of the Company's common and preferred shares. During 1998 and 1997, the Company repurchased 1,534,398 common shares for an aggregate purchase price of $14.7 million, and during 2000, 25,000 preferred shares were repurchased for an aggregate purchase price of $0.9 million. The Company currently has outstanding 2,475,000 preferred shares. All repurchased shares are currently held as treasury shares. Additional repurchases of common and preferred shares will require approval by the Board. In connection with such repurchases, the Operating Partnership redeemed from the Company an equivalent number of common and preferred partnership units for the equivalent repurchase costs, thus maintaining a 1.0 to 1.0 relationship between the number of the Company's outstanding common and preferred shares of beneficial interest and the number of common and preferred Partnership Units in the Operating Partnership that are owned by the Company.

NOTE 7 - LEASING ACTIVITIES

The Company is primarily a lessor of shopping malls and the concentration of tenants are in the retail industry. Leases are generally noncancelable and expire on various dates through approximately the year 2021. The future minimum lease payments to be received under existing leases as of December 31, 2002, are as follows (in thousands):

Year Ending
December 31,
------------

2003                      $115,184

2004                       105,498

2005                        95,213

2006                        80,540

2007                        66,414

Thereafter                 202,560
                          --------

                          $665,409
                          ========

The future minimum lease payments above do not include payments from tenants which are due based upon a percentage of their gross sales or payments for the tenants' share of common area maintenance costs and real estate taxes.

Total direct costs incurred by the Company to obtain leases, which are deferred and amortized over the life of the lease, are as follows (in thousands):

                          Beginning                                                             Ending
   Year Ended            Balance, Net      Additions       Amortization        Other          Balance, Net
   ----------            ------------      ---------       ------------        -----          ------------

December 31, 2002          $13,583          $ 1,690          $ 3,478          $   618           $12,413

December 31, 2001           14,199            2,719            3,335                -            13,583

December 31, 2000           14,802            2,625            3,086             (142)           14,199

NOTE 8 - RELATED PARTY TRANSACTIONS

Crown Rights

Pursuant to the Operating Partnership Agreement, Crown Investments, and its subsidiary, Crown American Investment Company, have certain rights (the "Crown Rights"), which enable them to require the Operating Partnership to redeem part or all of their common partnership units for a price equal to the equivalent value of the common shares of the Company (on a one-for-one basis). Crown Investments currently owns 8,169,939 common partnership units and Crown American Investment Company owns 1,786,459 common partnership units. The obligation to redeem these common partnership units may be assumed by the Company in exchange for, at the Company's election, either common shares (on a one-for-one basis) or the cash equivalent thereof, provided that the Company may not pay for such redemption with common shares to the extent that it would result in Crown Investments and its affiliates beneficially or constructively owning more than 16.0% of the outstanding common shares. Crown Investments and its affiliates may require the Company to assume the obligation to pay for such redemption with common shares to the extent that Crown Investments and its affiliates own less than 16.0% of the outstanding common shares. Crown Investments and its subsidiary have pledged substantially all their partnership units (the "Pledged Units") as collateral for two loans made by unrelated third parties. In June 1995 and in August 1999 the Company filed Registration Statements on Form S-3with the Securities and Exchange Commission relating to the Pledged Units. If at the time of any such permitted exchange the Registration Statement is not effective, the Company is obligated to purchase a specified portion of the Pledged Units. The Company also has the right to purchase the Pledged Units in lieu of effecting an exchange.

Management Agreements

The Company managed certain retail properties for Crown Associates and its affiliate pursuant to a management agreement. For its services, the Company receives management and leasing fees which amounted to $0 million, $0.02 million, and $0.04 million, for the years ended December 31, 2002, 2001, and 2000, respectively.

In addition, Crown Investments, Crown Associates, and their affiliates have agreed to pay the Company sales commissions up to 15% of the net sales price for its services in selling certain land and other assets owned by these parties. Total commissions earned were $0.1 million, $0.1 million, and $0.4 million, for the years ended December31, 2002, 2001, and 2000, respectively, and are included in miscellaneous income.

Support Agreement

In connection with the Company's formation, Crown Investments entered into a cash flow support agreement (the "Support Agreement"), which was subsequently amended in 1997 and 1994, with the Operating Partnership and the Financing Partnership with respect to Mount Berry Square, Martinsburg Mall, Oak Ridge Mall and Bradley Square, all of which were opened in 1991 and were in various stages of initial lease-up, with mall store occupancy rates below 75%.

The Support Agreement provides that Crown Investments will guarantee, on a quarterly basis, up to an aggregate maximum of $1.0 million per quarter, that each of these four malls will generate a stipulated amount of base rents. The quarterly amounts due under the Support Agreement are calculated as the difference between the aggregate amount of actual base rents earned in the quarter at each mall and the stipulated aggregate amount of base rents. The 1997 amendment provided that the quarterly support amounts after 1997 shall be reduced by 2.5% of the gross sales price of any sales of outparcel land that occur after 1997, which is intended to approximate the base rents that could have been earned had such outparcel land been leased or developed, rather than sold. Crown Investments was also obligated to fund any tenant improvement and leasing costs associated with an initial fixed amount of shortfall space, as defined. The obligations of Crown Investments under the Support Agreement will terminate as to a mall when the aggregate base rents at such mall achieve the stipulated amount over four consecutive quarters (as determined by the independent trustees of the Company). Crown Investments' support obligation ceased for Mt. Berry Square (Rome, GA) at the end of the second quarter 2001. At December 31, 2002, Crown Investments was required to make cash flow support payments with respect to three malls. As described in Note 18 to the Consolidated Financial Statements, the Support Agreement was amended significantly in connection with the sale of Oak Ridge Mall on March 31, 2003, and was further amended on May 13, 2003 in connection with the agreement to merge with PREIT. As a result of these amendments, no cash flow support payments are required for periods after May 13, 2003.

Total cash flow support earned by the Company was $3.1 million, $3.1 million, and $2.9 million, for the years ended December 31, 2002, 2001, and 2000, respectively. Earned support payments and funded tenant improvements under the Support Agreement are accounted for as capital contributions made by the minority owner in the Operating Partnership. The Company had a receivable of $0.8 million from Crown Investments at December31, 2002 related to the Support Agreement.

Crown Associates Lease at Pasquerilla Plaza

Approximately 14,600 square feet of Pasquerilla Plaza is leased to Crown Associates and an affiliate for annual base rent of approximately $0.28 million. The rent was determined based on rental rates being paid by existing third party tenants and on the fact that Crown Associates' lease includes certain furnishings and equipment and allows Crown Associates use of certain facilities in the building not available to other third party tenants. The lease with Crown Associates ends July 31, 2008. The lease with the affiliate ends March 31, 2009, but the affiliate has the right to cancel the lease at the end of March 31, 2004. Total rent earned by the Company for the years ended December31, 2002, 2001, and 2000 was $0.29 million for each year.

Amounts due to or from Crown Associates and Crown Investments

In addition to the above items, the Company allocates a portion of the costs related to its administration, communications, MIS, legal, and risk management departments to Crown Associates based on estimated usage. These allocated costs aggregated $0.7 million for each of the years ended December31, 2002, 2001, and 2000, respectively. Conversely, Crown Associates and its affiliates charge the Company for use of their hotel and dining services. Such costs totaled $0.2 million for each of the years ending December 31, 2002, 2001, and 2000. There were no amounts due to or from Crown Associates and Crown Holding at December31, 2002 as a result of the above transactions.

Other Related Party Transactions

The Company has a $6.0 million line of credit with Ameriserv Financial, Inc., a Johnstown, Pennsylvania bank. Mark E. Pasquerilla, the Company's Chairman, CEO and President owns stock in Ameriserv and serves on its Board of Directors and its Executive Committee. The line of credit is secured by a mortgage on Pasquerilla Plaza, the Company's headquarters office building. The Company believes that the interest rate on the line (LIBOR plus 2.25%) and all other provisions relating to the line of credit represent the current market for such loan transactions. There were no borrowings outstanding under this line as of December 31, 2002.

As described in Note 18 to the Consolidated Financial Statements, Oak Ridge Mall was sold to Crown Investments in March 31, 2003.

NOTE 9 - LEASES

The Company is the lessee under third-party ground leases for Shenango Valley Mall, Crossroads Mall, and Wiregrass Commons Mall and is the lessee under two third-party ground leases for Uniontown Mall. Crossroads Mall and Wiregrass Commons Mall are owned partially in fee and partially under a third-party leasehold. The Shenango Valley Mall lease expires on July24, 2017. The Crossroads lease expires in October, 2027 with a 49 year option period. The lease for Wiregrass Commons Mall expires in May 31, 2044. One lease for Uniontown Mall expires on March 30, 2038 with up to seven five-year renewal options and the other lease expires on April 30, 2039 with up to four five-year renewal options. All five leases require fixed annual payments. Fixed rental expense related to these leases for the years ended December 31, 2002, 2001, and 2000 was $0.19 million, $0.17 million, and $0.23 million, respectively. Future minimum lease payments on these leases are $0.25 million for 2003, $0.26 million for each of the years 2004 through 2007, and $10.0 million for all years thereafter.

Under the Uniontown and Shenango Mall leases additional rents are paid based on mall tenant percentage rents. These additional rents were $0.10 million for each of the years ended December 31, 2002, 2001, and 2000, respectively.

Capital and Operating Leases

Assets under capital leases, primarily office and mall equipment, are capitalized using interest rates appropriate at the inception of each lease. Capital lease obligations amounted to $3.0 million and $2.6 million at December31, 2002 and 2001, respectively, and are included in accounts payable and other liabilities.

In addition to the capital leases mentioned above, the Company has numerous operating leases for various computer, office, and mall equipment. Total amounts expensed for operating leases were $2.7 million, $2.7 million, and $1.9 million for the years ended December 31, 2002, 2001, and 2000, respectively.

NOTE 10 - RETIREMENT SAVINGS, SHARE INCENTIVE AND EXECUTIVE INCENTIVE PLANS

Retirement Savings Plan and Savings Restoration Plan

The Crown American Realty Trust Retirement Savings Plan (the "Retirement Savings Plan") was established pursuant to Section 401(k) of the Internal Revenue Code. Employees who have completed at least one year of service, working 1,000 hours per year, and have attained age 21 are eligible to participate in the Retirement Savings Plan.

A percentage of each eligible employee's base pay (the "Supplemental Employer Contribution") is contributed to the Retirement Savings Plan on behalf of each eligible employee. The Supplemental Employer Contribution is 2% of base pay if the employee is under 35 years of age, 3% if 35 to 49 years of age, and 5% if 50 years of age or older. In addition, employees may elect to contribute between 1% and (subject to certain restrictions) 15%. Employee contributions are matched (the "Matching Contribution") by the Company up to 50% of the first 3% of the participant's compensation.

The receipt of benefits attributable to the Matching Contribution and Supplemental Employer Contribution is subject to the vesting and forfeiture provisions of the Retirement Savings Plan. Supplemental Employer Contributions become 100% vested after five years of service is credited to the employee. Matching Contributions become vested 20% after two years of service and an additional 20% becomes vested per year thereafter. Other amounts are fully vested at all times. All amounts not vested ("forfeitures") are retained by the Company. Total plan costs for the years ended December 31, 2002, 2001, and 2000 were $0.66 million, $0.39 million, and $0.57 million, respectively.

In 2002, the Company amended its Retirement Savings Plan to include the changes brought about by the Economic Growth and Tax Relief Reconciliation Act which, among other provisions, provided for increased retirement plan contribution limits and catch-up contributions for employees of age 50 and above.

In late 1996 the Company adopted The Savings Restoration Plan which is designed to allow eligible employees to defer current compensation in amounts that exceed the limits that can be deferred under The Retirement Savings Plan. The plan became effective January 1, 1997, and $0.08 million, $0.06 million, and $0.09 million was deferred in 2002, 2001, and 2000, respectively, under the plan. Amounts deferred are charged to expense in the current period; accordingly, all compensation expense under the above plans is being fully recognized as it is earned.

Share Incentive Plans

Prior to the initial public offering, the shareholders of the Company approved the 1993 Crown American Realty Option Plan (the "Employee Option Plan"), and the 1993 Crown American Realty Trustees' Option Plan (the "Trustees' Option Plan"). Under the Employee Option Plan, options to purchase a total of 2,200,000 common partnership units ("Units") of the Operating Partnership are currently available for grant to officers and employees. The partnership units can be converted to common shares on a one-to-one basis. The Company's Chairman and CEO currently does not participate in any share incentive plan. Under the Employee Option Plan, options are to be granted at not less than the market value of the common shares on the date of grant.

Under the Employee Option Agreements, prior to August 7, 2001 an option first becomes exercisable to the extent of 20% of the total number of Units subject to the option on each of the second, third, fourth, fifth and sixth anniversaries of the date of the grant of the option. If employment is terminated after the option has partially or fully vested, the option may be exercised to the extent it was exercisable at the time of termination of employment. There are certain limitations on the timing of exercise of the option after termination of employment. All the Option Agreements provided that options expire five years after the date they first become exercisable. In order to improve the effectiveness of the program, the Compensation Committee of the Board of Trustees changed the vesting schedule for any options granted after August 7, 2001 to vest and be exercisable immediately and to remain outstanding for 5 years from date of grant.

In January 2003, certain Employee Option Agreements aggregating 108,000 options were amended by extending the January 3, 2003 expiration date to January 3, 2004. This amendment constituted a new measurement date, and the related compensation expense of $0.1 million will be recorded in January 2003.

Option transactions under the Employee Option Plan and Trustee's Option Plan are as follows:

                                                                           Year Ended December 31,
                                                     2002                            2001                           2000

                                                          Weighted                         Weighted                        Weighted
                                                          Average                           Average                        Average
                                         Number of        Exercise         Number of        Exercise      Number of        Exercise
                                           Units           Price             Units            Price         Units            Price
Employee Option Plan:
---------------------

Options outstanding,
  beginning of period                    1,243,595          $7.04          1,208,595          $7.00          968,095          $8.12
Granted                                    109,000           8.16            111,000           7.51          532,500           5.48
Canceled                                    (2,000)          8.09            (76,000)          7.03         (292,000)          7.96
Exercised                                  (13,930)          7.62                  -              -                -              -
Options outstanding,
  end of period                          1,336,665          $7.12          1,243,595          $7.04        1,208,595          $7.00

Range of option exercise prices      $5.19 to 9.94                     $5.19 to 9.25                   $5.19 to 9.25
Weighted average fair value of
  options granted during the
  year (per option)                  $        0.41                     $        0.59                   $        0.09
Weighted average contractual life
  at end of period (in years)                  4.3                               5.3                             6.1
Options exercisable at period end          819,765                           501,195                         368,076
Total compensation expense
  recognized during the period       $           0                     $           0                   $           0

Trustees' Option Plan:
----------------------

Options outstanding,
  beginning of period                      100,000          $7.17             81,000          $7.01           62,000          $7.58
Granted                                     20,000           9.20             20,000           7.80           20,000           5.31
Expired/Canceled                                 -              -             (1,000)          7.50           (1,000)          7.87
Exercised                                        -              -                  -              -                -              -
Options outstanding,
  end of period                            120,000          $7.51            100,000          $7.17           81,000          $7.01

Range of option exercise prices      $5.31 to 9.94                     $5.31 to 9.94                   $5.31 to 9.94
Weighted average fair value of
  options granted during the
  year (per option)                  $        0.47                     $        0.82                   $        0.13
Weighted average contractual life
  at end of period (in years)                 2.67                              3.03                            3.50
Options exercisable at period end          120,000                           100,000                          81,000
Total compensation expense
  recognized during the period       $           0                     $           0                   $           0

The Trustees' Option Plan was amended and restated effective as of December 30, 1997 and further amended on February 5, 2003. As amended, options to purchase a total of 150,000 common shares of beneficial interest of the Company are available to non-employee Trustees. Each non-employee Trustee automatically is granted on the last business day of each year an option to purchase 5,000 common shares having an exercise price equal to 100% of the fair market value of the shares at the date of grant. The amended Trustees' Option Plan also provides for an automatic grant of 5,000 options to purchase common shares with an exercise price equal to 100% of the fair market value of the shares at the date of grant upon the appointment or election of each new non-employee Trustee to the Board. To date, all options granted to the Trustees under the Trustees' Option Plan have been exercisable immediately upon grant. Options under the Trustees' Option Plan expire five years from the date of grant. In December 2002 certain Trustee Option Agreements aggregating 20,000 options were amended by extending their December 31, 2002 and April 29, 2003 expiration dates to December 31, 2003. This amendment constituted a new measurement date, and the related compensation expense was approximately $4,000.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002, 2001, and 2000, respectively: dividend yield of 10.38%, 11.32%, and 14.67%; expected volatility of 21%, 31%, and 23%; risk-free interest rates of 4.3%, 5.2%, and 6.4% for Employee options and 2.7%, 5.1%, and 5.1% for Trustee options; and expected lives of 5.0 years, 8.5 years, and 9.0 years, for Employee options and 5.0 years for all Trustee options.

The Company measures compensation expense in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees". Accordingly, at the time the options are granted no compensation cost was recognized in the accompanying Consolidated Financial Statements. Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net income for the year ended December 31, 2002 would have been reduced by approximately $.08 million or $.003 per share. For the years ended December 31, 2001 and 2000, the Company's net income would have been (reduced by) increased by ($0.03) million and $0.04 million, respectively, or $(0.001) and $0.002 per share, respectively.

Executive Incentive Plan

Twelve of the Company's executives were eligible for an incentive award in 2002, 2001, and 2000 under the Executive Incentive Plan, which was adopted in 1993. Employees have the option of either receiving this incentive award in cash or deferring all or part of the award into a trust account maintained at a local bank. All amounts deferred are fully funded by the Company. The assets in the Trust are shown on the Company's balance sheet in Deferred Charges and Other Assets; the obligation to the employees is reflected on the Company's balance sheet in Accounts Payable and Other Liabilities. The incentives earned under the Executive Incentive Plan are based on a percentage of the excess of actual performance of the Company's Funds from Operations ("FFO") and other performance metrics over specific target levels determined at the beginning of the year. The aggregate amounts payable under the Plan are allocated to participating executives based on annual salary levels and performance during the year and are charged to expense in the year such incentives are earned. Amounts expensed under the Plan aggregated $0.8 million, $0.6 million and $0.9 million for the years ended December 31, 2002, 2001 and 2000, respectively; such amounts are typically paid by the Company in the early part of the following year.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND MARKET RISKS

Statement of Financial Accounting Standards No. 107, "Fair Value of Financial Instruments", requires disclosures about fair value for all financial instruments. At December 31, 2002, the carrying amount of the Company's $618.5 million of fixed rate debt had an estimated fair value of $667.9 million. The remaining $119.0 million of debt, and the $13.6 million of debt related to Oak Ridge Mall, is at floating interest rates which approximate current rates available to the Company for such debt, and accordingly the fair value of such floating rate debt approximates the current carrying amount.

At December 31, 2001, the fair value of the Company's $579.9 million of fixed rate debt has an estimated fair value of $594.1 million. The remaining $115.0 million of debt, and the $15.5 million of debt related to Oak Ridge Mall, was at floating rates which approximated current rates then available to the Company, and accordingly the fair value of such floating rate debt approximated the carrying amount at that date.

Accounts receivable and accounts payable carrying amounts approximate the fair value of accounts receivable and accounts payable balances, respectively, at both December 31, 2002 and 2001.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company obtains insurance for workers' compensation, automobile, general liability, property damage, and medical claims. However, the Company has elected to retain a portion of expected losses for property damage, general liability and medical claims through the use of deductibles which generally range up to $0.25 million per occurrence. Provisions for losses expected under these programs are recorded based on estimates, provided by consultants who utilize the Company's historical claims experience and actuarial assumptions, of the aggregate liability for claims incurred and claims incurred but not reported. The total estimated liability for these losses at December 31, 2002, 2001 and 2000 was $5.4 million, $4.7 million, and $4.3 million, respectively, and is included in Accounts Payable and Other Liabilities.

The Company believes that the Properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances. The Company is not aware of any environmental condition which the Company believes would have a material adverse effect on the Company's business, assets or results of operations (before consideration of any potential insurance coverage). Nevertheless, it is possible that there are material environmental liabilities of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties have not been or will not be affected by tenants and occupants of the Properties, by the condition of properties in the vicinity of the Properties or by third parties unrelated to the Company, tenants or occupants.

The Company and its subsidiaries from time to time are subject to litigation and claims, both asserted and unasserted, incidental to their businesses, some of which may be substantial. For example, these claims may include, but are not limited to, damages asserted by other owners of real estate, regulatory agencies, customers, tenant disputes over lease provisions including billings for reimbursement of operating costs and real estate taxes, and various other matters that may arise in the normal course of business. After consultations with legal counsel and other advisors, management believes that the Company has recognized adequate provisions for probable and reasonably estimable liabilities associated with these matters. While these matters may impact quarterly or annual results of operations and cash flows when resolved in future periods, based upon information currently available, management does not believe that the ultimate resolution of these claims and litigation will have a material adverse effect on the financial position of the Company.

Commitments

The Company has various purchase commitments in the normal course of business. The Company also has commitments under signed leases with tenants to make future cash allowances and/or to construct tenant premises, which aggregate approximately $2.8 million as of December 31, 2002, and are recorded in accounts payable and other liabilities.

NOTE 13 - MALL ACQUISITIONS, EXPANSIONS AND MANAGEMENT CONTRACTS

In late September 2002, the Company completed the acquisition of Valley View Mall, an enclosed regional shopping mall, located in La Crosse, Wisconsin, from The Equitable Life Assurance Society of the United States. Valley View Mall comprises 586,000 square feet of gross leasable area ("GLA"), which includes 37,000 square feet of GLA in a detached strip center. The mall is anchored by Sears, JC Penney, Marshall Fields and Herberger's. The stores occupied by Sears, Marshall Fields and Herberger's, aggregating 256,000 square feet of GLA, together with related parking areas are owned by their anchor occupants. The purchase price, excluding closing costs and expenses, was $49.92 million and was financed by a $37.0 million seven-year fixed rate mortgage loan bearing interest at 6.15%, with the balance funded from the Company's line of credit with GECC. As described in Note 15, in June 2002, the Company raised $47.2 million net proceeds from a common share secondary offering and used those proceeds initially to pay down its line of credit with GECC with the intent of later re-borrowing from the line of credit for acquisitions or for other general corporate purposes.

On November 19, 2002, the Company completed the acquisition of Wiregrass Commons Mall, an enclosed regional shopping mall, located in Dothan, Alabama from Metropolitan Life Insurance Company. The mall comprises 633,000 square feet of GLA, of which approximately 230,000 square feet of mall shop space is owned GLA with the remaining GLA, together with related parking areas, owned by their anchor occupants. The mall is anchored by Dillard's, JC Penney, McRae's and Parisian. The purchase price also includes approximately 60 acres of vacant land some of which can be used for expansion or outparcel development or sale. The purchase price, excluding closing costs and expenses, was $40.25 million and was financed by a $30.0 million floating rate mortgage loan bearing interest at LIBOR plus 2.00% with the balance funded from cash and borrowings from the Company's line of credit with GECC.

During 2000, the Company completed construction of an expansion and redevelopment of Washington Crown Center in Washington, Pennsylvania and an expansion at Valley Mall in Hagerstown, Maryland. The total cost of the two projects, including capitalized construction department costs, interest, and tenant allowances, approximated $33 million and $35 million, respectively. The Washington Crown Center expansion was largely financed under a bank construction loan that was refinanced in December 2000 when this mall was added to GECC line of credit. The Valley Mall expansion was largely financed under the line of credit with GECC as further described in Note 5 to the Consolidated Financial Statements.

In October 2001, the Company entered into a two-year contract to manage and lease Laurel Mall located in Laurel, Maryland, which is owned by an unrelated third party. Total management and leasing fees earned by the Company in 2002 were approximately $0.4 million. In connection with this management contract, the Company issued to the mall owner a warrant to purchase up to 100,000 common shares of the Company at an exercise price of $9.00 per share. The holder shall be entitled to purchase the warrant shares only if the Company is retained as the property manager for at least two years or if the Company resigns or is terminated for cause. The warrant shall expire and shall no longer be exercisable five business days after December 31, 2006. In the event of the Company's termination, the warrant must be exercised within 30 days of such termination.

NOTE 14 - MALL DISPOSITION

Carlisle Plaza Mall, an enclosed shopping mall with a small adjacent strip center aggregating 342,000 square feet of gross leaseable area located in Carlisle, PA, had been under a contract of sale. During the third quarter of 2002, the buyer, Carlisle Realty Partners L.P., an unrelated third party, made sufficient progress in completing its due diligence and other matters such that this asset became classified as held for sale as of September 30, 2002. Carlisle Plaza Mall was sold on October 29, 2002 for $5.8 million, less $0.4 million in closing costs and expenses, resulting in a gain on sale of approximately $0.4 million after sale costs and expenses, which was recorded in the fourth quarter. A mortgage loan of approximately $6.0 million was paid off as a part of the sale of this asset, and $0.8 million of Industrial Development bonds related to Carlisle Plaza Mall were paid off in December 2002. An extraordinary loss on the early extinguishment of debt of approximately $0.08 million was recorded in the fourth quarter which is included in the loss from discontinued operations. As required by Statement of Financial Accounting Standards ("SFAS") No. 144, the operating results of Carlisle Plaza Mall have been shown in the accompanying statements as discontinued operations, and the financial statements for 2000 and 2001 were reclassified in 2002 to present Carlisle Plaza Mall as discontinued operations.

The following represents certain condensed financial statement information on Carlisle Plaza Mall for the applicable periods presented in the financial statements (thousands of dollars):

                                       Year ended December 31,
                              2002                2001               2000
                              ----                ----               ----

Total revenues              $  1,634           $  2,006           $  2,134

Operating (loss)            $   (142)          $   (190)          $   (157)

                                     December 31,
                              2002                2001
                              ----                ----

Total assets (net)          $      -           $  5,456
Total liabilities           $      -           $ 10,490

NOTE 15 - COMMON SHARE OFFERING

On June 7, 2002, the Company completed a public offering of 5,000,000 of its common shares of beneficial interest, par value $0.01, at a public offering price of $8.75 per share. On June 20, 2002, the Company sold another 750,000 common shares at $8.75 per share with respect to the underwriters' over-allotment options.

The net proceeds to the Company (after deducting underwriting discounts and offering expenses) was approximately $47.2 million. The proceeds of the offering were used to pay down the Company's line of credit with GECC. Approximately $17.5 million was subsequently re-borrowed from the line of credit to supplement the purchase price in connection with the Company's acquisition of the Valley View Mall in September 2002 and Wiregrass Commons Mall in November 2002. (See
Note 13 to the Consolidated Financial Statements.)

NOTE 16 - SHAREHOLDER RIGHTS PLAN

In January 2000, the Company's Board of Trustees adopted a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders and to assure that they receive fair treatment in the event of any proposed takeover of the Company. The intent of the Rights Plan is to encourage negotiation with the Company's Board of Trustees prior to any takeover attempt and to give the Board increased leverage in such negotiations. The Plan was not adopted in response to any specific offer or takeover threat.

In connection with the Rights Plan, the Company distributed one Preferred Share Purchase Right (a "Right") for each outstanding common share to common shareholders of record at the close of business on February 4, 2000. Each Right initially entitled the holder to buy one one-hundredth of a share of a new Series A Junior Participating Preferred Shares at an exercise price of $20.00. The Rights will become exercisable after a person or group has acquired twenty percent or more of the Company's outstanding common shares or has announced a tender offer that would result in the acquisition of twenty percent or more of the Company's outstanding common shares. The Company's Board of Trustees has the option to redeem the Rights for $0.001 per Right prior to their becoming exercisable.

Assuming the Rights have not been redeemed, after a person or group has acquired twenty percent or more of the Company's outstanding common shares, each Right (other than those owned by a holder of twenty percent or more of the common shares) will entitle its holder to purchase, at the Right's then current exercise price, that number of the Company's common shares having a market value at that time of twice the Right's exercise price. In addition, at any time after the Rights become exercisable and prior to the acquisition by the acquiring party of fifty percent or more of the outstanding common shares, the Company's Trustees may exchange the Rights (other than those owned by the acquiring person or its affiliates) for common shares of the Company at an exchange ratio of one share per Right, or for Series A Junior Preferred Shares of the Company at an exchange ratio of one one-hundredth of such preferred share per Right.

Initially, the Rights will not be exercisable and certificates will not be issued. The Rights will be evidenced by and trade with the Company's common shares until they become exercisable and are separated from the common shares upon the occurrence of certain future events. Until that time, one Right will also be issued with respect to each new common share that shall become outstanding. The Rights will expire on January 20, 2010 unless they are earlier exchanged or redeemed.

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly unaudited financial data for 2002 and 2001 is shown below (in thousands, except per share data):

                                                     First         Second           Third          Fourth
                                                    Quarter        Quarter         Quarter         Quarter

Year ended December 31, 2002:
Revenues                                           $ 44,615        $ 43,975        $ 44,475        $ 52,939
Operating income before interest, and
  asset sales and adjustments                        16,261          16,436          15,390          19,964
Income (loss) before minority interest
  in Operating Partnership                             (783)          3,522           2,764           7,563
Net (loss) income allocated to common shares       $ (5,641)       $ (1,182)       $ (1,993)       $  2,918
Net (loss) income per share:
Basic                                              $  (0.22)       $  (0.04)       $  (0.06)       $   0.09
Diluted                                            $  (0.22)       $  (0.04)       $  (0.06)       $   0.09

Year ended December 31, 2001:
Revenues                                           $ 45,073        $ 42,902        $ 42,660        $ 47,968
Operating income before interest, and
  asset sales and adjustments                        15,364          13,828          15,357          18,896
Income (loss) before minority interest
  in Operating Partnership                            1,668             305           1,877           6,335
Net (loss) income allocated to common shares       $ (3,050)       $ (4,239)       $ (2,891)       $  1,773
Net (loss) income per share:
Basic                                              $  (0.12)       $  (0.16)       $  (0.11)       $   0.07
Diluted                                            $  (0.12)       $  (0.16)       $  (0.11)       $   0.07

Quarterly amounts have been reclassified to present the results of Carlisle Plaza Mall, which was sold in October 2002, and Oak Ridge Mall, which was sold in March 2003, as discontinued operations - held for sale.

Earnings per share amounts for each quarter are required to be computed independently, and therefore, may not equal the amount computed for the year.

NOTE 18 - ADOPTION OF SFAS NO. 145, SALE OF OAK RIDGE MALL, AND PROPOSED MERGER WITH PENNSYLVANIA REAL ESTATE INVESTMENT TRUST


   o Adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections"
      -----------------------------------------------------------------------

Effective January 1, 2003, the Company adopted SFAS No. 145 and, therefore, has reclassified for all periods presented in the accompanying consolidated statements of operations, selected financial data, and management's discussion and analysis of financial condition and results of operations those items which no longer qualify as extraordinary items to income from continuing operations. The Company reclassified $4.3 million in 2002, $0.2 million in 2000, and $22.5 million in 1998 of losses on early debt extinguishments from extrarodinary to income from continuing operations. Please refer to the related disclosures in Notes 2 and 5 to the Consolidated Financial Statements for further discussions on this reclassification. The adoption of SFAS No. 145 had no impact on net income previously reported.

   - Sale of Oak Ridge Mall
     ----------------------

In May 2002 the Company's Board of Trustees approved an agreement to sell Oak Ridge Mall ("Oak Ridge"), located in Oak Ridge, Tennessee, to an unrelated third party. The independent members of the Board of Trustees ("Independent Trustees") concurrently approved an amendment of the Support Agreement (see Note 8 to the Consolidated Financial Statements) regarding the cash flow support obligations of Crown Investments with respect to Oak Ridge. However, the effectiveness of this proposed amendment was expressly conditioned upon the completion of the sale. The purchase agreement with the third party was extended and amended several times since May 2002 (including a reduction of the purchase price from $12.0 million to $10.6 million), and a variety of conditions required for closing with the third party continued to be unsatisfied.

Consequently, on March 28, 2003 the Independent Trustees instead approved the sale of Oak Ridge to Crown Investments, an entity which is owned by Mark E. Pasquerilla, the Company's CEO and President, for estimated fair value of $11.4 million, which closed March 31, 2003. The $11.4 million purchase price was satisfied through issuance of a promissory note by Crown Investments; such promissory note was distributed in a non-liquidating distribution to Crown American Investment Company ("CAIC"), and effectively reduced CAIC's common percentage ownership interest in the Operating Partnership equivalent to 1,159,794 common partnership units. CAIC is a wholly-owned subsidiary of Crown Investments and is a minority limited partner in the Operating Partnership. In connection with the sale, the Company paid off the $13.4 million mortgage loan balance on Oak Ridge and assigned to Crown Investments the existing agreement of sale with the third party, as amended. Crown Investments agreed that it will pay to the Company an amount equal to 90% of the amount, if any, by which the net proceeds received on the sale to any unrelated third party of Oak Ridge by Crown Investments concluded within six years of the purchase by Crown Investments exceeds Crown Investments' total investment in Oak Ridge (defined to include $11.4 million plus the aggregate amount of all additional investments made by Crown Investments in Oak Ridge plus an 8% return compounded annually on this sum).

The sale of Oak Ridge resulted in a loss on sale for financial reporting purposes of $13.8 million which was recorded by the Company in the first quarter of 2003. The reduction in the minority partner's percentage ownership interest, valued at $11.4 million, was recorded in shareholders' equity in the consolidated balance sheet.

The financial statements for 2000, 2001 and 2002, as originally filed on Form 10K for the year ended December31, 2002, have been reclassified to present Oak Ridge Mall as discontinued operations in accordance with SFAS 144. Oak Ridge was previously classified as held for operating purposes at December 31, 2002 under SFAS 144 "Accounting for the Impairment or Disposal of Long Lived Assets".

The following represents certain condensed financial statement information on Oak Ridge Mall for the applicable periods presented in the financial statements (thousands of dollars):

                                     Year ended December 31,
                              2002             2001           2000
                              ----             ----           ----

Total revenues              $ 3,420          $ 4,277        $ 6,024

Operating loss              $  (587)         $  (785)       $(1,077)

                                   December 31,
                              2002             2001
                              ----             ----

Total assets (net)          $25,309          $26,539

Total liabilities           $13,952          $15,892

In connection with the foregoing, the Independent Trustees also approved amendments to the Support Agreement and to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership. The amendment to the Support Agreement released Oak Ridge from Crown Investments' future obligations under the Support Agreement and reduced the maximum quarterly amount of support payments for the remaining two properties in the Agreement from $1,000,000 to $300,000. Approximately 81% of the $3.1 million in cash flow support for the year ended December 31, 2002 related to Oak Ridge. The amendment to the Limited Partnership Agreement provided for a special allocation of 100 percent of the net tax loss from the sale of Oak Ridge to Crown Investments to the extent of Crown Investments' obligation under the Support Agreement related to Oak Ridge; the remaining tax loss from the sale will be allocated to the partners in accordance with their ownership interests. It is expected that the tax loss should result in a significant portion of the Company's common dividends that may be paid in 2003 being treated as non-taxable return of capital.

As a result of these amendments to the Support Agreement, Crown Investments' percentage ownership interest in the Operating Partnership was reduced by an amount equivalent to 2,600,000 common partnership units. The minority partner's reduction in its ownership interest had a value of approximately $25.6 million, based on the closing price of the Company's common shares on March 27, 2003 (which was $9.84). Amounts owed under the Support Agreement for Oak Ridge Mall from January 1 to March 31, 2003 of $0.67 million, were paid by Crown Investments to the Operating Partnership, and the Operating Partnership made a cash distribution to Crown Investments with respect to the 2,600,000 units for the quarter ended March 31, 2003 equal to $0.56 million. As the minority partner, Crown Investments' obligations to make payments to the Operating Partnership under the Support Agreement have been contingent on the future performance of the subject properties and accordingly have been recorded in the Company's consolidated financial statements as earned.

The Company's 32,071,965 outstanding common partnership units as of March 31, 2003, remained unchanged as a result of the above transactions related to Oak Ridge. However, the common percentage ownership interests of the partners in the Operating Partnership changed, as summarized in the following table:

                                                       Before           After

General and Majority Partner:

Crown American Realty Trust (the Company)              76.31%           83.81%

Limited Minority Partners:

Crown Investments Trust                                19.44            14.55

Crown American Investment Company                       4.25             1.64

Totals                                                100.00%          100.00%

   o  Proposed Merger with Pennsylvania Real Estate Investment Trust
      --------------------------------------------------------------

On May 13, 2003, the Company entered into a definitive merger agreement with Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (NYSE:
PEI) ("PREIT"), under which the Company agreed to merge into PREIT. The Boards of Trustees of PREIT and the Company have unanimously approved the merger.

Under the terms of the merger agreement, PREIT will issue to the Company's common shareholders 0.3589 PREIT common shares in exchange for each outstanding common share of the Company in a tax-free, share-for-share transaction. The exchange ratio was determined based on the trailing 20 day average closing prices as of May 12, 2003, and is not subject to change and there is no "collar" or minimum trading price for the shares.

As part of the merger, PREIT will issue new preferred shares to the current holders of the Company's outstanding non-convertible senior preferred shares. The terms of the new PREIT preferred shares will be substantially the same as the existing preferred shares of the Company. In addition, PREIT has agreed to assume the Company's mortgage debt, described in Note 5 to the Consolidated Financial Statements. PREIT currently expects to repay the Company's secured revolving credit facility with GECC with proceeds from additional debt financing which PREIT is currently negotiating with prospective lenders together with additional borrowings under PREIT's existing line of credit.

On the effective date of the merger, PREIT's board of trustees will be increased by two. Mark E. Pasquerilla, the Company's Chairman, Chief Executive Officer and President, and one other member of the Company's current Board of Trustees to be selected by PREIT will serve on PREIT's board of trustees as the two additional members.

The merger is expected to close in the fourth quarter of 2003. The merger is subject to approval by the common shareholders of the Company and PREIT and other customary closing conditions, including consents of the lenders of the Company and PREIT. The Company and PREIT intend to file a joint registration statement on Form S-4 (which will include a joint proxy statement/prospectus and other relevant documents) with the United States Securities and Exchange Commission (the "SEC") concerning the merger. Crown expects to call a meeting of its shareholders to approve the proposed merger and will mail the joint proxy statement/prospectus to its shareholders in connection with the merger. Certain of the Company's trustees and executive officers, including Mark E. Pasquerilla, have agreed to vote in favor of the merger.

Under the terms of the merger agreement, a termination fee of up to $20 million will be payable to either the Company or PREIT by the other party if the merger is not completed in certain specified circumstances.

Prior to the closing of the merger, the Company intends to continue to pay its quarterly dividends to its common and preferred shareholders.

In connection with entering into the merger agreement with PREIT, the Company's Independent Trustees approved another amendment to the Support Agreement under which Crown Investment's percentage ownership in the Operation Partnership was further reduced by an amount equivalent to 500,000 common partnership units effective on May 13, 2003. In consideration of this reduction in its ownership interest, Crown Investments is no longer obligated to make payments under the Support Agreement after May 13, 2003. The reduction in ownership interest had a value of approximately $5.3 million, based on the closing price of the Company's common shares on May 12, 2003 (which was $10.69). Amounts owed to the Company under the Support Agreement for the period from April 1 to May 13, 2003 were $0.08 million and were paid by Crown Investments to the Operating Partnership; the Operating Partnership made a non-pro-rata cash distribution to Crown Investments with respect to the 500,000 units for the period from January 1 to May 13, 2003 of $0.16 million.

As a result of the May 13, 2003 amendment to the Support Agreement and the related reduction in Crown Investments' ownership interest, the common ownership interests of the partners in the Operating Partnership changed as summarized in the following table:


                                                       Before           After

General and Majority Partner:

Crown American Realty Trust (the Company)              83.81%           84.92%

Limited Minority Partners:

Crown Investments Trust                                14.55%           13.42%

Crown American Investment Company                       1.64%            1.66%

Totals                                                100.00%          100.00%

As a result of the reductions in the percentage ownership interests held by Crown Investments and Crown American Investment Company in the Operating Agreement, on the effective date of the merger, PREIT has agreed to issue 0.2053 of its operating partnership units in exchange for each outstanding partnership unit of the Company's Operating Partnership held by Crown Investments and Crown American Investment Company.

                                                                     Schedule II

                           CROWN AMERICAN REALTY TRUST
                 Valuation and Qualifying Accounts and Reserves

                             (Dollars in Thousands)

                                                                   Additions
                                          Beginning       Charged to                                            Ending
       Description                        Balance         Expense               Other       Deductions          Balance

December 31, 2002:

Allowance for doubtful accounts          $ 2,070          $ 1,199           $                 $  (944)          $ 2,325
Restructuring costs                          137                                                 (118)               19

December 31, 2001:

Allowance for doubtful accounts            2,529            1,535                              (1,994)            2,070
Restructuring costs                          231                                                  (94)              137

December 31, 2000:

Allowance for doubtful accounts              895            2,201                                (567)            2,529
Restructuring costs                          664              369                                (802)              231

                                                                    Schedule III

                           CROWN AMERICAN REALTY TRUST
  Consolidated Real Estate and Accumulated Depreciation as of December 31, 2002

                            (Dollars in Thousands)

                                                                         Costs Capitalized
                                               Initial Cost              Subsequent To Acquisition
                                               Buildings                 Buildings
                                               and           Land        and
                     Encum-                    Improve-      Improve-    Improve-     Carrying
Properties           brances        Land       ments         ments       ments        Costs        Land

                                                  (A)          (B)          (B)         (C)
Bradley Square
  Cleveland, TN      $11,162 (D)  $  7,012    $  29,385     $  (281)    $  3,643     $     0     $ 6,731

Capital City
  Harrisburg, PA      53,250         1,580       11,269        (193)      13,152         216       1,387

Chambersburg
  Chambersburg, PA    19,373 (E)     2,363       14,063          38       13,632         271       2,401

Crossroads
  Beckley, WV         13,741         2,732       19,941           8        4,299           0       2,740

Francis Scott Key
  Frederick, MD       33,903 (E)     3,784       12,170        (636)      23,275         100       3,148

Jacksonville
  Jacksonville, NC    27,286 (D)    11,062       26,835        1430        3,198           0      12,492

Logan Valley
  Altoona, PA         55,213 (E)     2,138          954       2,086       80,483       7,411       4,224

Lycoming
  Williamsport, PA    33,903 (E)     2,110       14,204         (33)      19,804         638       2,077

Martinsburg
  Martinsburg, WV     16,951 (E)     8,375       37,547        (653)       4,122          22       7,722

Mt. Berry Square
  Rome, GA            16,124 (D)     6,260       37,434        (795)       7,115           0       5,465

New River Valley
  Christiansburg, VA  16,467 (E)     3,923       27,094          38        8,574           0       3,961

Nittany
  State College, PA   29,059 (E)     6,683        6,204        (891)      34,230       5,834       5,792

North Hanover
  Hanover, PA         19,373 (E)     1,272        1,325         594       17,273         194       1,866

Pasquerilla Plaza
  Johnstown, PA        1,476         3,289       23,010           4        1,331           0       3,293

Patrick Henry
  Newport News, VA    48,917 (E)     3,953       22,432        (599)      20,289         541       3,354

Phillipsburg
  Phillipsburg, NJ    29,059 (E)    11,169       50,368          36        9,038           0      11,205

Schuylkill
  Frackville, PA      27,649        10,332       24,843         102       12,437           5      10,434

Shenango Valley
  Sharon, PA          11,163 (D)         0        6,403          22        9,996         151          22

South
  Allentown, PA       14,530 (E)     3,465        2,331          23       16,154           0       3,488

Uniontown
  Uniontown, PA       23,248 (E)         0        6,635       1,384       34,791       2,540       1,384

Valley Mall
  Hagerstown, MD      39,689 (D)    12,036       19,945       3,022       33,468          40      15,058

Valley View Mall      37,000        10,760       39,244                     (384)                 10,760
  Lacrosse, WI

Viewmont
  Scranton, PA        29,059 (E)     1,696        4,602       6,836       42,127       7,701       8,532

Washington Crown Ctr
  Washington, PA      18,604 (D)     2,977        3,915       4,266       46,059         355       7,243

West Manchester
  York, PA            26,154 (E)     7,694       24,122         931       24,853         777       8,625

Westgate Anchor Pad
  Bethlehem, PA            0             0        3,219          42            8           0          42

Wiregrass Commons     30,000         6,213       34,162                        3                   6,213
  Dothan, AL

Wyoming Valley
  Wilkes-Barre, PA    55,213 (E)     6,825       52,057        (146)       6,875          12       6,679

Total               $737,566      $139,703     $555,713     $16,635     $489,845     $26,808    $156,338

[RESTUBBED TABLE]

                                       Gross Amounts at Which Carried
                                       at Close of Period
                                       Buildings
                                       and                                                       Date
                                       Improve-                    Accum.       Date of          Ac-
                          Land         ments            Total      Deprec.      Construction     quired

Bradley Square
  Cleveland, TN           $  6,731   $   33,028     $   39,759     $(14,552)     1991

Capital City
  Harrisburg, PA             1,387       24,637         26,024      (15,230)     1974

Chambersburg
  Chambersburg, PA           2,401       27,966         30,367      (16,467)     1982

Crossroads
  Beckley, WV                2,740       24,240         26,980       (6,737)                     1998

Francis Scott Key
  Frederick, MD              3,148       35,545         38,693      (21,082)     1978

Jacksonville
  Jacksonville, NC          12,492       30,033         42,525       (8,490)                     1998

Logan Valley
  Altoona, PA                4,224       88,848         93,072      (32,141)     1965, 1995-96

Lycoming
  Williamsport, PA           2,077       34,646         36,723      (20,440)     1978, 1990

Martinsburg
  Martinsburg, WV            7,722       41,691         49,413      (18,222)     1991

Mt. Berry Square
  Rome, GA                   5,465       44,549         50,014      (19,208)     1991

New River Valley
  Christiansburg, VA         3,961       35,668         39,629      (13,879)     1988

Nittany
  State College, PA          5,792       46,268         52,060      (22,216)     1968, 1970,     1991

North Hanover
  Hanover, PA                1,866       18,792         20,658      (12,989)     1967

Pasquerilla Plaza
  Johnstown, PA              3,293       24,341         27,634      (10,396)     1989

Patrick Henry
  Newport News, VA           3,354       43,262         46,616      (17,776)     1987

Phillipsburg
  Phillipsburg, NJ          11,205       59,406         70,611      (26,330)     1989

Schuylkill
  Frackville, PA            10,434       37,285         47,719      (22,847)     1980

Shenango Valley
  Sharon, PA                    22       16,550         16,572      (11,040)     1967, 1995

South
  Allentown, PA              3,488       18,485         21,973       (8,378)                     1980

Uniontown
  Uniontown, PA              1,384       43,966         45,350      (26,032)     1969, 1984      1989

Valley Mall
  Hagerstown, MD            15,058       53,453         68,511      (12,458)     2000            1997

Valley View Mall            10,760       38,860         49,620         (587)                     2002
  Lacrosse, WI

Viewmont
  Scranton, PA               8,532       54,430         62,962      (24,394)     1968, 1994-95

Washington Crown Ctr
  Washington, PA             7,243       50,329         57,572      (19,310)     1969, 2000

West Manchester
  York, PA                   8,625       49,752         58,377      (22,077)     1981, 1995

Westgate Anchor Pad
  Bethlehem, PA                 42        3,227          3,269       (1,355)                     1988

Wiregrass Commons            6,213       34,165         40,378         (153)                     2002
  Dothan, AL

Wyoming Valley
  Wilkes-Barre, PA           6,679       58,944         65,623      (26,673)     1972            1995

Total                     $156,338   $1,072,366     $1,228,704    $(451,459)

               See following page for note references (A) to (E).

                           CROWN AMERICAN REALTY TRUST
 Consolidated Real Estate and Accumulated Depreciation as of December 31, 2002

                             (Dollars in Thousands)


Depreciation and amortization of the Company's investment in buildings and improvements reflected in the statements of operations are calculated over the estimated useful lives of the assets as follows:

Base Building              45 years

Building Components        10 - 20 years

Tenant Improvements        Terms of Leases or useful lives, whichever is shorter



The aggregate cost for Federal income tax purposes was approximately $1,191 million at December 31, 2002.

The changes in total real estate assets and accumulated depreciation and amortization for the years ended December 31, 1998, 1999, 2000, 2001, and 2002 are as follows:

                                                      Total Real Estate Assets
                                                       Years ended December 31,
                                     --------------------------------------------------------------
                                        2002         2001         2000         1999         1998
                                     ----------   ----------   ----------   ----------   ----------
Balance, beginning of period         $1,128,207   $1,114,963   $1,078,509   $1,031,657   $  927,408
  Additions and improvements             13,463       20,821       43,612       49,065       56,388
  Acquisitions                           89,998                                              65,602
  Cost of real estate sold                 (719)        (192)      (5,414)        (482)     (16,270)
  Other writeoffs                        (2,245)      (7,385)      (1,744)      (1,731)      (1,471)
                                     ----------   ----------   ----------   ----------   ----------
Balance, end of period               $1,228,704   $1,128,207   $1,114,963   $1,078,509   $1,031,657
                                     ==========   ==========   ==========   ==========   ==========

                                                 Accumulated Depreciation & Amortization
                                                       Years ended December 31,
                                     --------------------------------------------------------------
                                        2002         2001         2000         1999        1998
                                     ----------   ----------   ----------   ----------   ----------
Balance, beginning of period         $  413,230   $  377,296   $  337,506   $  300,673   $  271,024
  Depreciation and amortization          39,734       43,319       41,878       38,564       36,880
  Acquisitions                              740
  Cost of real estate sold                                           (344)                   (5,760)
  Other writeoffs                        (2,245)      (7,385)      (1,744)      (1,731)      (1,471)
                                     ----------   ----------   ----------   ----------   ----------
  Balance, end of period             $  451,459   $  413,230   $  377,296   $  337,506   $  300,673
                                     ==========   ==========   ==========   ==========   ==========

(A) Initial cost for constructed malls is cost at end of first complete fiscal year subsequent to opening and includes carrying costs on initial construction.

(B) Improvements are reported net of dispositions.

(C) Carrying costs consist of capitalized construction period interest and taxes on expansions and major renovations subsequent to initial construction of the mall.

(D) Shenango Valley, Mt. Berry Square, Bradley Square, Jacksonville, Washington Crown Center, and Valley Mall are mortgaged to secure the $175.0 million GECC working capital line of credit. These six properties are cross-defaulted and cross-collateralized. Amounts shown for each property represent the allocated amount of the loan agreement. These amounts do not represent the loan release amounts should the properties be sold.

(E) Thirteen malls in the Financing Partnership and Logan Valley and Wyoming Valley Malls are all cross-defaulted and cross-collateralized under the $465 million mortgage loan with GECC. Amounts shown for each property represent the allocated amount of the total loan outstanding.